EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 09, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) today reported second quarter net income of $405,381 ($0.09 per share) on sales of $2,139,165, and net income of $930,472 ($0.20 per share) on sales of $4,401,741 for the first half of 2016. The decreases from last year’s second quarter and first half were not unexpected based upon previous information that had been released by the company.

Ken Globus, President of United-Guardian, stated, "As expected, second quarter sales continued to lag behind last year’s comparable quarter due to slow sales in China, where our distributor is still working off excess inventory brought in during the first nine months of 2015. That overstock situation was the result of overly optimistic projections it had received from its Chinese customers, along with a regulatory issue unrelated to our product that required customers to reformulate their products, a process that is ongoing. As a result, we did not expect sales of our personal care products in China to pick up until the second half of this year, and that is reflected in the second quarter sales numbers. Our marketing partner in China has informed us that sales are expected to resume by the end of the third quarter or beginning of the fourth.”

“On a more positive note,” continued Mr. Globus, “sales of our new Renacidin® 30mL bottle have increased dramatically since we began selling the product in April, and have surpassed our expectations. Revenue from the new Renacidin in June was approximately $280,000, more than double the $130,000 a month we were averaging for the old Renacidin, and in July revenue jumped to $340,000. We are very excited about this, and are optimistic that sales will reach the levels that we had hoped for when we decided to bring this new, more convenient single-dose package to market. With increasing Renacidin sales, along with our expectation that purchases of our personal care products for the Chinese market will resume in the second half of the year, we are optimistic that sales and earnings will increase as the year progresses. We continue to be profitable and are confident that we will be able to continue to pay a year-end cash dividend as we have for the past 21 years.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2016 and 2015

STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

Net sales	$2,139,165	$4,124,091	$4,401,741	$8,496,484

Costs and expenses:
Cost of sales	1,007,666	1,403,942	1,905,391	3,083,144
Operating expenses	465,329	443,991	932,885	904,918
Research and development	157,895	156,541	335,461	322,849
Total costs and expenses	1,630,890	2,004,474	3,173,737	4,310,911
Income from operations	508,275	2,119,617	1,228,004	4,185,573

Investment income	82,906	72,894	126,218	126,348
Income before income taxes	591,181	2,192,511	1,354,222	4,311,921

Provision for income taxes	185,800	682,000	423,750	1,340,900
Net Income	$405,381	$1,510,511	$930,472	$2,971,021

Earnings per common share (Basic and Diluted)	$.09	$0.33	$0.20	$0.65

Weighted average shares – basic and diluted	4,594,319	4,596,439	4,594,319	4,596,439

··· Additional financial information can be found at the company’s web site at www.u-g.com. ···

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900